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The Timken Company

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Today, The Timken Company issued a press release, the full text of which follows.

NEWS RELEASE

The Timken Company Responds To Proposal

From CalSTRS and Relational Investors

Files Investor Presentation Highlighting Proposal’s Flaws and Articulating

How the Timken Plan is the Best Path to Drive Shareholder Value

Launches www.TimkenDrivesValue.com with Important Information for

Shareholders Regarding Voting AGAINST the Proposal

CANTON, Ohio: April 1, 2013 — The Timken Company (NYSE: TKR; www.timken.com) today announced that it filed an updated investor presentation with the Securities and Exchange Commission highlighting the flaws in the analysis behind the shareholder proposal from The California State Teachers’ Retirement System (CalSTRS) and Relational Investors and articulating why Timken believes its comprehensive strategic plan offers the best path to creating shareholder value. Timken also announced the launch of a website, www.TimkenDrivesValue.com, which contains important information for shareholders regarding its board’s recommendation to vote AGAINST the proposal to spinoff the Steel business.

In a statement, the company said, “The materials released today are critical to aid Timken shareholders in developing a clear understanding of the flaws in the proposal from CalSTRS and Relational Investors as well as the tremendous value we believe is created by our integrated business model. We urge shareholders not to be misled by CalSTRS and Relational Investors and support the Timken strategy to deliver long-term value for shareholders by voting AGAINST the proposal.”

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and

The Timken Company

power transmission to improve the reliability and efficiency of machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes — as well as transmissions, gearboxes, chain, related products and services — support diversified markets worldwide. With sales of $5.0 billion in 2012 and approximately 20,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

Certain statements in this press release (including statements regarding the company’s forecasts, beliefs, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to The Timken Company’s plans, outlook, future financial performance, targets, projected sales, cash flows, and liquidity are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to integrate acquired companies to achieve satisfactory operating results; the impact on operations of general economic conditions; higher or lower raw-material and energy costs; fluctuations in customer demand; the company’s ability to achieve the benefits of its ongoing programs, initiatives & capital investments; the timing and amount of common share repurchases; and retention of CDSOA distributions. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended Dec. 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. The company undertakes no obligation to update or revise any forward-looking statement.

# # #

Media Contact:	Investor Contact:

Pat Carlson	Steve Tschiegg
Global Media Manager	Director – Capital Markets & Investor Relations
1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.	Canton, OH 44706-0927 U.S.A.
Telephone: (330) 471-3514	Telephone: (330) 471-7446
pat.carlson@timken.com	steve.tschiegg@timken.com

The Timken Company